Exhibit 99.1

Davel Communications, Inc. Reports Financial Results for the Quarter Ended March 31, 2004

     CLEVELAND--(BUSINESS WIRE)--May 14, 2004--Davel Communications, Inc. (OTCBB:DAVL) today announced financial results for the quarter ended March 31, 2004.
     The net loss for the quarter was $5.0 million, or $0.01 per common share, compared to a net loss of $4.7 million, or $0.01 per common share, in 2003. The reported net loss for both periods include adjustments to dial-around revenues of $1.2 million and $3.9 million in the quarters ended March 31, 2004 and 2003, respectively. These adjustments represent the recovery of prior years' dial-around compensation relating to a mandatory industry-wide reconciliation among long-distance carriers and payphone providers resulting from retroactive rate changes ordered by the FCC. Without these adjustments, the Company's net loss would have declined by $2.4 million, or 27.9%.
     Total revenues for the first quarter of 2004 were $13.2 million compared to $22.9 million in the same period of 2003. A portion of the decline in total revenues relates to the dial-around compensation adjustments described above. Without these adjustments total revenues decreased $7.0 million, or 36.8%, primarily due to a reduction in the average number of payphones in service as well as a 7% decline in average revenues per phone. The decline in revenues per phone is attributable to the decline in payphone usage arising from the impact of wireless communications, which prompted the Company to aggressively pursue its previously announced strategy to remove low revenue payphones during 2003.
     Total operating expenses declined by $9.4 million, or 36.0%, due to the decrease in the average number of payphones in service during the first quarter of 2004 and the cost saving measures initiated by the Company during 2003 and 2004. The Company expects further cost savings during 2004 as a result of its efforts to reduce telephone charges by utilizing competitive local exchange and alternate carriers, by outsourcing certain payphone collection and maintenance activities and other operating expense reductions.
     The Company's first quarter losses from operations, which include the dial-around compensation adjustments described above, increased from $3.2 million in 2003 to $3.5 million in 2004. Without these adjustments, the Company's loss from operations would have declined by $2.4 million or 33.8%.
     The Company has continued discussions with its lenders regarding the possible restructuring of its $125.7 million secured debt. Any such restructuring could potentially include a debt-for-equity exchange that may substantially dilute the interests of the Company's existing non-lender shareholders. There can be no assurance that the Company's lenders, who own more than 95% of the Company's common stock, will be willing to negotiate a reduction in the outstanding balance due under the secured credit agreement.

     Founded in 1979, Davel is the largest independent provider of pay telephones and related services in the United States with operations in 46 states and the District of Columbia. Davel serves a wide array of customers operating principally in the shopping center, hospitality, health care, convenience store, university, service station, retail and restaurant industries.

     Forward-Looking Statements

     Certain of the statements contained herein may be, within the meaning of the federal securities laws, "forward-looking statements" that are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. See the Company's Form 10-K for the year ended December 31, 2003 and its Form 10-Q for the quarter ended March 31, 2004 for a discussion of such risks, uncertainties, and other factors. These forward-looking statements are based on management's expectations as of the date hereof, and the Company does not undertake any responsibility to update any of these statements in the future.


DAVEL COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except for share and per share amounts)
---------------------------------------------------------------------

                                                  Quarter Ended
                                                    March 31
                                                   (Unaudited)
                                           --------------------------
                                               2004          2003
                                           ------------  ------------

Revenues
   Coin calls                              $      8,831  $     13,179
   Non-coin calls                                 3,136         5,811
   Dial-around compensation adjustments           1,216         3,928
                                           ------------  ------------
                                                 13,183        22,918

Operating expenses                               16,681        26,120
                                           ------------  ------------

Loss from operations                             (3,498)       (3,202)

   Interest expense, net                         (1,612)       (1,586)
   Other income                                      78            46
                                           ------------  ------------
Net loss                                   $     (5,032) $     (4,742)
                                           ============  ============

Basic and diluted loss per share                 ($0.01)       ($0.01)
                                           ============  ============

Weighted average shares outstanding, basic
 and diluted                                615,018,963   615,018,963
                                           ============  ============



CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
---------------------------------------------------------------------


                                             March 31
                                               2004       December 31
                                           (Unaudited)       2003
                                           ------------  ------------

Assets
   Total current assets                    $     13,570  $     18,672
   Property and equipment, net                   20,162        22,878
   Intangible assets, net                         5,923         6,746
   Other assets                                   1,956         2,026
                                           ------------  ------------
   Total assets                            $     41,611  $     50,322
                                           ============  ============


Liabilities and shareholders' deficit
   Current liabilities                     $     24,194  $     26,861
   Long-term debt                               124,950       125,962
   Shareholders' deficit                       (107,533)     (102,501)
                                           ------------  ------------
   Total liabilities and shareholders'
    deficit                                $     41,611  $     50,322
                                           ============  ============


    CONTACT: Davel Communications, Inc., Cleveland
             Woody McGee or Donald L. Paliwoda, 216-241-2555